Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, C&J Energy Services Ltd. (formerly Nabors Red Lion Limited), a Bermuda exempted company (the “Company”), and Donald J. Gawick (“Executive”) are parties to that certain Employment Agreement (the “Employment Agreement”) effective as of March 24, 2015 (the “Effective Date”), the date of the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of June 25, 2014 by and among Nabors Industries Ltd., the Company and C&J Energy Services, Inc.; and

WHEREAS, pursuant to Section 10.2 of the Employment Agreement, the Employment Agreement may be amended by a written document signed by both parties; and

WHEREAS, the Company and Executive desire to enter into this FIrst Amendment to Employment Agreement (the “Amendment”) for purposes of amending the terms and conditions of Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows, effective as of June 14, 2016:

1. The first sentence of Section 2.1 of the Employment Agreement is hereby amended to read as follows:

“During the Term (as defined below), Executive shall serve the Company as President and Chief Executive Officer and as Chief Operating Officer or in such other capacity as the Board shall determine.”

2. The first sentence of Section 3.2 of the Employment Agreement is hereby amended to read as follows:

“As compensation for services rendered under this Agreement, Executive shall be entitled to receive from the Company a minimum annualized base salary (before tax withholdings and other deductions) of $875,000 (“Base Salary”).”

3. The first sentence of Section 3.3(a) of the Employment Agreement is hereby amended to read as follows:

“Executive shall be eligible to receive an annual bonus (“Annual Bonus”) for each full calendar year beginning on or after January 1, 2015 that he is employed with the Company during the Term (each such calendar year, a “Bonus Year”) in which the Company achieves certain targets as set forth by the Compensation Committee of the Board (the “Compensation Committee”), and the amount of such bonus shall have a target range (assuming all performance targets are met or exceeded) of 150% to 250% of Executive’s Base Salary for the applicable Bonus Year; provided that Executive shall not be entitled to an Annual Bonus for any Bonus Year, unless the Compensation Committee determines otherwise, in which the Company does not achieve such targets, as determined by the Compensation Committee; and provided further, that Executive shall not be entitled to any Annual Bonus if Executive’s employment is terminated by the Company for Cause prior to the date of payment of such Annual Bonus and, subject to the exceptions set forth in Sections 4.3(b)(ii), 4.3(b)(1), 4.3(c)(ii), 4.3(c)(1), 4.3(d)(ii) and 4.3(e)(iii) Executive shall not be entitled to any Annual Bonus if Executive is not employed by the Company on the date the Compensation Committee determines annual bonuses for executive officers of the Company.”

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of June 14, 2016.

COMPANY:

C&J ENERGY SERVICES LTD.

By:	/s/ Brian Patterson
Name: Brian Patterson
Title: Corporate Secretary

EXECUTIVE:

/s/ Donald J. Gawick
Donald J. Gawick

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